                                                                    EXHIBIT 11.1

                              NCS HEALTHCARE, INC.

                        STATEMENT REGARDING COMPUTATION
                         OF NET INCOME PER COMMON SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         YEAR ENDED JUNE 30,
                                          --------------------------------------------------
                                           1992       1993       1994       1995       1996
                                          ------     ------     ------     ------     ------
Net income used in calculation of
  primary earnings per share............  $  717     $  813     $1,534     $1,868     $2,356
Add impact of assumed conversion of
  subordinated debentures...............      --         --         --         31        364
                                          ------     ------     ------     ------     ------
Net income used in calculation of fully
  diluted earnings per share............  $  717     $  813     $1,534     $1,899     $2,720
                                          ======     ======     ======     ======     ======
Weighted average common shares
  outstanding...........................   5,357      5,357      5,478      5,818      8,462
Net effect of dilutive stock options --
  Note A................................     946        946        946        946        509
                                          ------     ------     ------     ------     ------
Shares used in calculation of primary
  earnings per share....................   6,303      6,303      6,424      6,764      8,971
Add impact of assumed conversion of
  subordinated debentures...............      --         --         --         68        775
Additional effect of dilutive Stock
  options using end of period stock
  price.................................      --         --         --         --         24
                                          ------     ------     ------     ------     ------
Shares used in calculation of fully
  diluted earnings per share............   6,303      6,303      6,424      6,832      9,770
                                          ======     ======     ======     ======     ======
Primary net income per share............  $  .11     $  .13     $  .24     $  .28     $  .26
                                          ======     ======     ======     ======     ======
Fully diluted net income per share --
  Note B................................  $  .11     $  .13     $  .24     $  .28     $  .28
                                          ======     ======     ======     ======     ======

NOTE A -- Stock options granted within a twelve-month period preceding the filing date of the Company's initial public offering on February 14, 1996 are included as if they were outstanding for all periods presented. The dilutive effect of all options outstanding was calculated using the treasury stock method.

NOTE B -- Fully dilutive net income per share has not been presented in the Consolidated Statements of Income because the effect is either immaterial or anti-dilutive.